- PRESS RELEASE -

Contact:     Katharina Manok
ROFIN-SINAR
011-49-40-733-63-4256
ir@rofin.com

ROFIN-SINAR to Participate in the Longbow Research
Industrial Manufacturing & Technology Conference

PLYMOUTH, Michigan/HAMBURG, Germany - August 21, 2015 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world’s leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced that Chief Executive Officer Thomas Merk and Chief Financial Officer Ingrid Mittelstädt will participate in the Longbow Research Industrial Manufacturing & Technology Conference on Tuesday, September 1, 2015, to be held at the Sofitel Hotel, New York, NY.

A copy of the presentation handout will be made available following the conference on the investor relations section of the Company’s website at www.rofin.com.

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China. ROFIN currently has more than 52,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.